Exhibit 99.1

PBF Energy Completes Acquisition of PBF Logistics

PBF Logistics Unitholders Approve Transaction

PARSIPPANY, NJ – November 30, 2022 – PBF Energy Inc. (NYSE: PBF) and PBF Logistics LP (NYSE: PBFX) today announced the completion of the transactions contemplated by the previously announced agreement and plan of merger, pursuant to which PBF Energy acquired all of the common units representing limited partner interests in PBF Logistics (“PBFX Common Units”) not already owned by PBF Energy and its subsidiaries (the “PBFX Public Common Units”) for a combination of 0.270 of a share of PBF Energy Class A common stock and $9.25 in cash, without interest, per PBFX Public Common Unit.

At a special meeting of holders of PBFX Common Units held earlier today, approximately 42,541,772 (or 67.8 percent) of the issued and outstanding PBFX Common Units voted to approve the merger proposal. The merger of PBF Logistics with a subsidiary of PBF Energy became effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware, which occurred today. As a result of the transaction, PBFX Common Units will no longer be listed on the New York Stock Exchange, and it will cease to be a publicly traded company.

Tom Nimbley, PBF Energy’s and PBF Logistics’ Chairman and CEO, said, “On behalf of the Boards of Directors and management team, we thank unitholders for their support in completing this significant milestone. We are excited to complete the transaction today and look forward to the continued success of the combined company.”

About PBF Energy
PBF Energy Inc. (NYSE: PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware, Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

Forward-looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” (as that term is defined under the federal securities laws). These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond PBF Energy’s or PBF Logistics’ control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in PBF Energy’s or PBF Logistics’ filings with the SEC. All forward-looking statements speak only as of the date hereof. Neither PBF Energy nor PBF Logistics undertakes any obligation to revise or update any forward-looking statements except as may be required by applicable law.

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Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994